Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-262492) of Noble Corporation of our report dated February 17, 2022 relating to the financial statements and the effectiveness of internal control over financial reporting of Noble Corporation (Successor), which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
February 17, 2022